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                                                                    Exhibit 10.8

                                                     C    O    G    E    N     T
--------------------------------------------------------------------------------
                                        C  O  M  M  U  N  I  C  A  T  I  O  N  S


                                                  1015 31st Street, NW Suite 330
                                                            Washington, DC 20007
                                                               Tel: 202-338-4067
                                                               Fax: 202-338-8798


March 13, 2000
Mr. Barry J. Morris
*******
*******


Dear Barry:


Cogent Communications is offering Barry J. Morris the position of Vice President of Sales. This position will be responsible for the sales and marketing efforts for the company's retail and wholesale strategy. This position will also require managing a sales force of approximately 40-50 representatives. The current cash compensation for this position will be a base salary of $175,000 and $60,000 payable as a bonus based upon mutually agreeable performance targets both corporate and individual. Base salary will be paid semi-monthly. Due to the early stage nature of Cogent's business plan, your initial year 2000 performance targets have been deemed met and a bonus of $45,000 (pro-rated for year 2000) will be payable on a quarterly basis for the rest of the year 2000. The next year's bonus payment structure will be determined at a later date. Upon over-achievements of targets and milestones, there will be a loading factor applied to the compensation with a structure as follows: 60% based on personal achievement, 20% based on business region achievement, and 20% based on company achievement.

In addition to the cash compensation you receive, Cogent will issue 300,000 shares of options to purchase common equity in the company at a strike price of $.25. 50,000 shares will vest immediately upon the start of your employment with Cogent. The remaining options will vest quarterly over a 4 year period. Based upon the targeted capitalization of the company, there will be approximately up to 49.5 million shares outstanding.

Cogent will periodically perform employee evaluations at minimum intervals of 12 months commencing within 18 months of your employment. These reviews will be utilized to evaluate your compensation package relative to the market for similar level professionals at organizations of comparable stage of development and market opportunity to Cogent. The findings of these reviews will be submitted to the company's compensation committee for final decision and appropriate compensation adjustments.

In the event of Termination Without Cause, you will receive one month's salary against $175,000; six months of benefits coverage, all vested shares and shares to be vested in the quarter of termination. In the event of a Change of Control and Termination Without Cause, in addition to the above mentioned conditions, you will receive 50% of your unvested shares at the $.25 strike price.

As a member of Cogent's senior management team, you will be entitled to company funded health care insurance, dental coverage, and life insurance. The company will also implement a 401k retirement plan that will be corporately administered, however, it will require individual contributions on a non-matching basis by individual participants. Cogent is prepared to offer 3 weeks paid vacation. Additionally, the company will implement 6 fixed major holidays and there will be 1 discretionary floating holiday to be chosen from other less recognized holidays. Cogent will also pay for your parking expenses.

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Funding closed on February 8th, 2000, and your employment date will be April 3,
2000, or at a mutually agreed to date between yourself and the company. Also, upon acceptance of this offer of employment, you will be required to sign a non-compete and non-disclosure agreement with the company.

We look forward to having you join our team and build the most advanced next generation network for high speed Internet services. This offer remains in effect through March 17th, 2000 at 10:00am. If you have any further questions, please give me a call at 202-338-4067.

Sincerely,




Dave Schaeffer




Accepted




                  /s/               3/13/00
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Barry J. Morris                     Date





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